Exhibit 99.2

Hyperion Therapeutics, Inc.

Unaudited Pro Forma Condensed Combined Financial Statements

On June 12, 2014, Hyperion Therapeutics, Inc. a Delaware corporation (“Hyperion” or the “Company”), and Hyperion Therapeutics Israel Holding Corp, Ltd., a wholly-owned subsidiary of the Company, completed the purchase of all of the outstanding ordinary shares of Andromeda Biotech Ltd (“Andromeda”), an Israel-based wholly owned subsidiary of Clal Biotechnology Industries, Ltd ( the “Acquisition”).

On May 31, 2013, Hyperion completed its acquisition of BUPHENYL ® (sodium phenylbutyrate) Tablets and Powder, an FDA-approved therapy for treatment of the most prevalent urea cycle disorders (“UCD”), from Ucyclyd Pharma, Inc. (“Ucyclyd”), a wholly-owned subsidiary of Medicis Pharmaceutical Corporation (“Medicis”), and as of December 11, 2012 a subsidiary of Valeant Pharmaceuticals International, Inc.

The unaudited condensed combined pro forma balance sheet as of March 31, 2014 is based on Hyperion’s unaudited condensed consolidated balance sheet and Andromeda’s unaudited balance sheet as of March 31, 2014. The unaudited condensed combined pro forma balance sheet gives effect to the Acquisition as if it had occurred on March 31, 2014, and includes all adjustments that give effect to events that are directly attributable to the Acquisition and are factually supportable.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2014 give effect to the Andromeda Acquisition as if it had occurred on January 1, 2013 and include all adjustments that give effect to events that are directly attributable to the Acquisition, are expected to have a continuing impact, and are factually supportable.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013 give effect to the Andromeda and BUPHENYL Product Line Acquisitions as if each acquisition had occurred on January 1, 2013 and include all adjustments that give effect to events that are directly attributable to both of these Acquisitions, are expected to have a continuing impact, and are factually supportable.

The Acquisitions described above have been accounted for using acquisition method of accounting in which the Company allocates the purchase price of an acquired business to the tangible and intangible assets acquired and liabilities assumed based upon their estimated fair values on the acquisition date. Any excess of the purchase price over the fair value of the net assets acquired is recorded as goodwill. The purchase price allocation process requires management to make significant estimates and assumptions, especially at the acquisition date with respect to intangible assets. The unaudited pro forma condensed combined financial statements reflect certain adjustments that are directly attributable to the Acquisition and factually supportable and are based on management’s estimates of the fair values of tangible and intangible assets acquired. The Company may make additional adjustments to the fair values, and these valuations could change significantly from those used to determine certain adjustments in the pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements are presented for informational purposes only and are not intended to represent or to be indicative of the results of operations and financial position that Hyperion would have reported had the Acquisitions been completed as of the date set forth in the unaudited pro forma condensed combined financial statements.

These unaudited pro forma condensed combined financial statements should be read in conjunction with:

•	Hyperion’s historical consolidated financial statements and notes thereto contained in Hyperion’s Annual Report on Form 10-K for the year ended December 31, 2013;

•	Hyperion’s Quarterly Report on Form 10-Q for the three months ended March 31, 2014;

•	The historical audited financial statements of Andromeda for the year ended December 31, 2013 and 2012 included herein as Exhibit 99.1;

•	Exhibit 99.1 of Hyperion’s Quarterly Report on Form 10-Q for the six months ended June 30, 2013.

Hyperion Therapeutics, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2014

(In thousands, except share amounts)

	Hyperion Historical	Andromeda Historical	Pro Forma Adjustments (Note 3)		Hyperion Pro Forma
ASSETS
Cash and cash equivalents	$79,783	$578	$(14,345	) A	$66,016
Short-term investments	40,861	—	—		40,861
Accounts receivable, net	2,354		—		2,354
Inventories	2,825	—	—		2,825
Prepaid expenses and other current assets	1,101	94			1,195

Total current assets	126,924	672	(14,345)		113,251
Long-term investments	3,865	—	—		3,865
Property and equipment, net	862	22	—		884
Intangible assets, net	12,428	—	135,712	B	148,140
Goodwill		—	4,043	C	4,043
Other non-current assets	741	588	—		1,329

Total assets	$144,820	$1,282	$125,410		$271,512

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable	$3,039	$4,692	$—		$7,731
Accrued liabilities and other	10,995	257	1,321	J	12,573
Liability in respect of acquisition of technology	—	4,665	—		4,665
Loans from shareholders, current portion	—	7,225	(7,225	) D	—
Deferred revenue	195	—	—		195
Notes payable, current portion	5,779	—	—		5,779

Total current liabilities	20,008	16,839	(5,904)		30,943
Notes payable, net of current portion	1,258	—	—		1,258
Loans from shareholders, net of current maturities	—	7,263	(7,263	) D	—
Options to employees	—	2,215	(2,215	) E	—
Acquisition-related Contingent consideration	—	—	68,961	F	68,961
Acquisition-related contingent liability	—	—	34,288	G	34,288
Liability in respect of acquisition of technology, net of current maturities	—	13,537	(13,537	) D	—
Deferred rent	261	—	—		261
Deferred tax liability			6,051	M	6,051

Total liabilities	21,527	39,854	80,381		141,762

Stockholders’ equity (deficit):
Preferred stock, par value $0.0001	—	—	—		—
Common stock, par value $0.0001	2	4	(4	) H	2
Additional paid-in capital	244,412	44,347	7,778	A
			(44,347	) H	252,190
Accumulated other comprehensive income (loss)	(10)	367	(367	) H	(10)
Accumulated deficit	(121,111)	(83,290)	83,290	H	(122,432)
			(1,321	) J

Total stockholders’ equity (deficit)	123,293	(38,572)	45,029		129,750

Total liabilities and stockholders’ equity	$144,820	$1,282	$125,410		$271,512

See the accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these financial statements.

Hyperion Therapeutics, Inc.

Unaudited Pro Forma Condensed Combined Statements of Operations

For the Three Months ended March 31, 2014

(In thousands, except share and per share amounts)

			Pro Forma
	Hyperion	Andromeda	Adjustments		Hyperion
	Historical	Historical	(Note 3)		Pro Forma
Net product revenue	$19,483	$—	$—		$19,483
Costs and expenses:
Cost of sales	2,382	—	—		2,382
Research and development	3,217	3,452	(200	) I	6,469
Selling, general and administrative	11,171	312	(20	) J
			(79	) I	11,384
Changes in the fair value of written put options, written call options and put options received	—	175	(175	) K	—
Amortization of intangible asset	1,014	—	—		1,014

Total costs and expenses	17,784	3,939	(474)		21,249

Income (Loss) from operations	1,699	(3,939)	474		(1,766)
Interest income	138	—			138
Interest expense	(300)	(433)	433	L	(300)
Other income (expense), net	(190)	7	—		(183)

Income (loss) before income taxes	$1,347	$(4,365)	$907		$(2,111)

Income tax expense (benefit)	88	0	(1,204	) N	(1,116)

Net income (loss)	$1,259	$(4,365)	$2,111		$(995)

Net income (loss) per common share:
Basic	0.06				0.05

Diluted	0.06				0.05

Weighted average number of shares outstanding:
Basic	20,191,190		312,869	O	20,504,059

Diluted	21,518,526		312,869	O	20,504,059

See the accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these financial statements.

Hyperion Therapeutics, Inc.

Unaudited Pro Forma Condensed Combined Statements of Operations

For the Twelve Months ended December 31, 2013

(In thousands, except share and per share amounts)

	Hyperion	Buphenyl	Pro Forma Adjustments		Hyperion and Buphenyl	Andromeda	Pro Forma Adjustments		Hyperion
	Historical	Historical*	(Note 4)		Pro Forma	Historical	(Note 3)		Pro Forma
	I	II	III		IV=I+II+III	V	V1		VII = IV+V+V1
Net product revenue	$42,204	$10,696	$—		$52,900	$—	$—		$52,900
Costs and expenses:
Cost of sales	6,740	3,722	—		10,462	—	—		10,462
Research and development	9,984	—	—		9,984	9,363	1,039	I	20,386
Selling, general and administrative	35,839	835	(360	) A	36,314	(760)	1,143	I	36,697
Changes in the fair value of written put options, written call options and put options received	—	—	—		—	824	(824	) K	—
Amortization of intangible asset	3,058	1,114	584	B	4,756	—	—		4,756

Total costs and expenses	55,621	5,671	224		61,516	9,427	1,358		72,301

Income (Loss) from operations	(13,417)	5,025	(224)		(8,616)	(9,427)	(1,358)		(19,401)
Interest income	27	—	—		27	8	—		35
Interest expense	(1,539)	—	—		(1,539)	(1,698)	1,698	L	(1,539)
Gain from settlement of retention option	31,079	—	(31,079	) C	—	—	—		—
Other income (expense), net	526	—	—		526	649	—		1,175

Income (loss) before income taxes	$16,676	$5,025	$(31,303)		$(9,602)	$(10,468)	$340		$(19,730)

Income tax expense (benefit)	49	—	—		49	—	(2,532	) N	(2,483)

Net income (loss)	$16,627	$5,025	$(31,303)		$(9,651)	$(10,468)	$2,872		$(17,247)

Net income (loss) per common share:
Basic	$0.86								$(0.87)

Diluted	$0.80								$(0.87)

Weighted average number of shares outstanding:
Basic	19,415,822						312,869	O	19,728,691

Diluted	20,730,913						312,869	O	19,728,691

*	Statement of Operations for the period from January 1, 2013 through May 31, 2013, the acquisition date.

See the accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these financial statements.

Hyperion Therapeutics, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1. Description of the Acquisitions and Basis of Presentation

Description of Andromeda Acquisition

On June 12, 2014 (the “Acquisition Date”), Hyperion Therapeutics, Inc. a Delaware corporation (“Hyperion” or the “Company”), and Hyperion Therapeutics Israel Holding Corp, Ltd. a wholly-owned subsidiary of the Company (the “Purchaser”), completed the purchase of all of the outstanding ordinary shares of Andromeda Biotech Ltd (“Andromeda”), an Israel-based wholly owned subsidiary of Clal Biotechnology Industries, Ltd ( the “Acquisition”). Andromeda is focused on the development of DiaPep277®, a potentially first-in-class immunotherapy for new onset Type 1 diabetes. DiaPep277 is designed to preserve endogenous insulin secretion by selectively impeding beta cell destruction without impacting other essential immunological functions or causing systemic immune suppression. DiaPep277 is currently being evaluated in a fully enrolled confirmatory Phase 3 clinical study in adult patients and holds an Orphan Drug designation in the U.S.

Upon Closing, the Company paid $14.3 million in cash and issued 312,869 shares of Hyperion common stock (valued at approximately $7.78 million based on the closing price Hyperion’s common stock of $24.86 as of June 12, 2014). As additional consideration, the Purchaser will pay the former security holders of Andromeda contingent payments relating to potential royalties and milestone payments and potential payments to employees that are dependent upon employment and future milestone.

Description of BUPHENYL Product Line Acquisition

In March 2012, Hyperion entered into the purchase agreement with Ucyclyd, under which Hyperion purchased the worldwide rights to RAVICTI ® (glycerol phenylbutyrate) Oral Liquid, and the amended and restated collaboration agreement (the “restated collaboration agreement”) under which Ucyclyd granted Hyperion an option to purchase all of Ucyclyd’s worldwide rights in BUPHENYL ® (sodium phenylbutyrate) Tablets and Powder and AMMONUL ® (sodium phenylacetate and sodium benzoate) Injection 10%/10% at a fixed price at a future defined date (the “Purchase Option”).

On February 1, 2013 Hyperion announced that the FDA had approved RAVICTI for the treatment of UCD patients two years of age or older and on April 29, 2013, Hyperion exercised its option to acquire BUPHENYL and AMMONUL. Subsequently, Ucyclyd exercised its option to retain AMMONUL. As such, on May 31, 2013 (the “Acquisition Date”), Hyperion received a net payment of $11 million which reflects a $19 million payment due to Ucyclyd as a result of Hyperion’s exercise of its option to purchase BUPHENYL (inventory and a license under the manufacturing processes necessary for the continued production of BUPHENYL) and a $32 million retention payment due to Hyperion for Ucyclyd to retain AMMONUL, less costs of $2 million in inventory due to Ucyclyd.

Basis of Presentation

The unaudited pro forma condensed combined financial statements have been prepared based on Hyperion, Andromeda and BUPHENYL historical financial information, and were prepared in accordance with accounting principles generally accepted in the U.S.

The unaudited condensed combined pro forma balance sheet as of March 31, 2014 is based on Hyperion’s unaudited condensed consolidated balance sheet and Andromeda’s unaudited balance sheet as of March 31, 2014. The unaudited condensed combined pro forma balance sheet gives effect to the Andromeda Acquisition as if it had occurred on March 31, 2014, and includes all adjustments that give effect to events that are directly attributable to the Acquisition and are factually supportable.

The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2014 give effect to the Andromeda Acquisition as if it had occurred on January 1, 2013 and include all adjustments that give effect to events that are directly attributable to the Acquisition, are expected to have a continuing impact, and are factually supportable.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2013 give effect to the Andromeda and BUPHENYL Product Line Acquisitions as if each acquisition had occurred on January 1, 2013 and include all adjustments that give effect to events that are directly attributable to both of these Acquisitions, are expected to have a continuing impact, and are factually supportable.

Hyperion accounts for business combinations in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 805, “Business Combinations.” The unaudited pro forma condensed combined financial statements reflect certain adjustments based on management’s estimates of the fair values of tangible and intangible assets acquired; contingent liabilities assumed; and the contingent consideration. Hyperion may make additional adjustments to the fair values, and these valuations could change significantly from those used to determine certain adjustments in the pro forma condensed combined financial statements.

2. Purchase Price of Andromeda Acquisition

In connection with the Andromeda Acquisition, Hyperion paid $22.1 million consisting of approximately $7.9 million in shares of Hyperion common stock, par value of $0.0001 per share (the “Common Stock”), equal to 312,869 shares of Common Stock, and approximately $14.3 million in cash. For accounting purposes, the 312,869 shares of Common Stock were valued as of closing based upon the closing price of Hyperion’s Common Stock on the Acquisition Date. As additional consideration, the Purchaser might be required to pay the former security holders of Andromeda contingent payments relating to potential royalties and milestone payments and potential payments to employees that are dependent upon employment and future milestones and recorded based on their estimated fair values The estimated acquisition-date fair value of the Contingent Payments is approximately $69 million as noted below.

The Contingent Payments are recorded as a liability and measured at fair value using a probability-weighted income approach, utilizing significant unobservable inputs including the probability of achieving each of the potential milestones and an estimated discount rate related to the risks of the expected cash flows attributable to the various milestones. The material factors that may impact the fair value of the Contingent Payments, and therefore, this liability, are the probabilities of achieving the related milestones and the discount rate. Significant increases or decreases in any of the probabilities of success would result in a significantly higher or lower fair value, respectively. The fair value of the Contingent Payments, and the associated liability relating to the Contingent Payments at each reporting date, will be re-estimated with the changes in fair value reflected in earnings.

The fair value of the consideration transferred as of the Acquisition Date is as follows:

(in thousands)
Cash consideration	$14,345
Hyperion common stock consideration	7,778
Contingent consideration	68,961

Total Purchase Price	$91,084

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed as if the Acquisition occurred on March 31, 2014:

(in thousands)
Cash and cash equivalents	$578
In-process research and development (IPR&D)	135,712
Other assets acquired	704
Contingent liabilities	(34,288)
Other liabilities	(9,614)
Deferred tax liability	(6,051)

Total net assets acquired	87,041
Goodwill	4,043

Total consideration transferred	$91,084

IPR&D is recorded as an indefinite-lived intangible asset until the completion or abandonment of the related research and development activities. Accordingly, during the development period after the acquisition date, this asset will not be amortized to earnings, instead this asset will be subject to periodic impairment testing. When the related research and development is completed, the asset will be assigned a useful life and amortized.

The contingent liabilities assumed by Hyperion relate to historical agreements entered into by Andromeda and relates to potential royalties and milestone payments to certain third parties. The contingent liabilities are recorded as a liability and recorded based on their estimated fair values using a probability-weighted income approach, utilizing significant unobservable inputs including the probability of achieving each of the potential milestones and an estimated discount rate related to the risks of the expected cash flows attributable to the various milestones.

Goodwill is calculated as the difference between the fair value of the consideration transferred and the fair value of the assets acquired and liabilities assumed as of the Acquisition Date. The goodwill is not expected to be deductible for income tax purposes. Goodwill is recorded as an indefinite-lived asset and is not amortized but tested for impairment on an annual basis or when indications of impairment exist. The goodwill primarily represents the tax impact of the IPR&D and acquisition related contingencies as well as acquiring Andromeda’s assembled workforce.

3. Pro Forma Adjustments in connection with the Andromeda acquisition

The pro forma adjustments reflected in the unaudited pro forma condensed combined statements of operations represent estimated values and amounts based on available information and do not reflect cost savings that management believes could have resulted had the acquisition be completed as of the date indicated above. The pro forma adjustments are as follows:

A.	Reflects the cash consideration transferred and equity shares issued to the former shareholders of Andromeda (refer to Note 2).

B.	Adjustment to record the acquired IPR&D at fair value.

C.	Represents goodwill for the excess of the purchase price over the fair value of the identified net assets acquired as if the acquisition occurred on March 31, 2014.

D.	Adjustment to eliminate loans from shareholders and long-term liability in respect of acquisition of technology which are not included as part of the liabilities assumed.

E.	Adjustment to eliminate options granted to employees which were cancelled upon the Acquisition Date.

F.	Represents the estimated fair value of the contingent consideration related to the Contingent Payments.

G.	Adjustment to record the contingent liabilities assumed by Hyperion as of the Acquisition Date at fair value.

H.	Reflects the elimination of Andromeda’s equity capital and other contra-equity accounts.

I.	Adjustment to eliminate the impact of the options granted to employees as if the options were canceled on January 1, 2013.

J.	Adjustment relating to nonrecurring transaction costs incurred by Hyperion.

K.	Adjustment to eliminate the changes in fair value of written options recorded by Andromeda as if the options were cancelled on January 1, 2013.

L.	Adjustment to eliminate interest expense incurred by Andromeda as if the repayment of the loans from shareholders occurred on January 1, 2013.

M.	Deferred tax liability represents the tax impact of the IPR&D and acquisition related contingencies acquired as part of the acquisition. The income tax benefit is included in each of the unaudited pro forma condensed combined statement of operations.

N.	Adjustment related to expected tax benefit to be derived from Andromeda’s operating losses.

O.	Adjustment to the basic and diluted number of shares used in calculating the pro forma combined net income and net loss per common share as if the acquisition of Andromeda had occurred on January 1, 2013. Amount includes the issuance of 312,869 shares of Hyperion common stock.

4. Pro Forma Adjustments in connection with the Buphenyl Product Line Acquisition

The following are the pro forma adjustments as reflected into Hyperion’s Unaudited Pro Forma Condensed Combined Statement of Operations for the year-ended December 31, 2013:

A.	Represents nonrecurring transaction related expenses incurred by Hyperion totaling $0.4 million for the year ended December 31, 2013.

B.	Reflects the pro forma amortization expense adjustment based on an estimated useful life of 10 years based on the economic benefit as calculated using future projected cash flows.

C.	In connection with the allocation between the BUPHENYL Product Line acquisition and Ucyclyd’s exercise of its retention option, the Company recorded a gain of approximately $31.1 million. The amount of gain is comprised of (i) fair value of BUPHENYL of $20.4 million and (ii) net cash received from Ucyclyd of $10.9 million off-set by (iii) the $0.3 million carrying value of the option to purchase the rights to BUPHENYL and AMMONUL. The following table summarizes the results of the Company’s allocation (in thousands):

Ucyclyd’s retention option amount	$32,000
Amount due to Ucyclyd for BUPHENYL product rights	(19,000)
Amount due to Ucyclyd for inventory	(2,038)

Net payment received from Ucyclyd	10,962
Option to purchase the rights to BUPHENYL and AMMONUL	(283)
Fair value of BUPHENYL	20,400

Gain from settlement of retention option	$31,079

D.	The fair value of purchase consideration was estimated based upon the fair value of assets acquired. The estimated fair value attributed to the BUPHENYL product rights was determined on a discounted forecast of the estimated net future cash flows to be generated from the product rights and has an expected useful life of 10 years. The following table summarizes the provisional allocation of purchase price to the fair values of the assets acquired as of the Buphenyl Product Line acquisition date (in thousands):

Inventories	$3,900
BUPHENYL product rights	16,500

Total	$20,400